Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of September 13, 2022 (the “Signing Date”), by and among Green Tree Colorado, LLC, a Colorado limited liability company, or its assigns (“Buyer”), Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”), and each of the Holders (as defined below), and for purposes of Articles II, IV, and IX and Sections 5.9, 5.10, and 7.3 only, TREES CORPORATION, a Colorado corporation (“CANN”). Sellers and Buyer, CANN, as applicable, and Holders, as applicable, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.Sellers own and operate licensed retail marijuana dispensaries, medical marijuana dispensaries, medical and retail cultivations, and retail and medical marijuana infused products (MIPs) in the State of Colorado (collectively the “Business”);

B.Sellers are licensed and authorized to sell, cultivate, and process retail and medical marijuana at their Leased Premises under the Marijuana Code;

C.Buyer desires to purchase certain assets from Sellers, and Sellers desire to sell certain assets to Buyer; and

D. Each of Ancient Alternatives LLC (“Ancient Alternatives”), Natural Alternatives For Life, LLC (“Natural Alternatives”), Mountainside Industries, LLC, and GT Creations, LLC (each, an “S Corporation Seller” and, collectively, “S Corporation Sellers”) expects to liquidate immediately after the sale of each S Corporation Seller’s respective assets to Buyer, and each S Corporation Seller desires the sale of each S Corporation Seller’s respective assets to Buyer to qualify as a tax-free reorganization described in Section 368(a)(1)(C) of the Code (each, an “S Corporation Sale” and, collectively, the “S Corporation Sales”).

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1Definitions. Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Applicable County” means Boulder and Larimer County.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Assets” means substantially all of the assets of Sellers, including without limitation, the Licenses; Business Contracts; inventory, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Sellers at the Leased Premises, and any and all intellectual property owned by Sellers, as more fully described on Exhibit A, but excluding the assets listed on Exhibit F (the “Excluded Assets”).

“Business Contract” means all Contracts to which any Seller is a party and which are utilized in the conduct of the Business.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of ownership of the Licenses from Sellers to Buyer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Section 2.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.001 per share, of CANN.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

"Disclosure Schedules” means the Disclosure Schedules set forth in Exhibit H to this Agreement.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment , order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.5 hereof.

“Final Governmental Approval” means the final decisions by the MED and the Applicable County in writing approving the Change of Ownership, and such approvals (a) do not include any responsibility of Buyer or Buyer’s owners for the actions of Sellers or Sellers’ owner with respect to an administrative investigation or administrative disciplinary action by the MED or the Applicable County; and (b) do not subject Buyer or Buyer’s owners to discipline by the MED or the Applicable County for the actions of Sellers or Sellers’ owner with respect to an administrative investigation or administrative disciplinary action by the MED or the Applicable County.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holders” shall have the meaning as set forth in Section 2.2(b)(ii) hereof.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or calculated with respect to (i) net income or profits or overall gross income or gross receipts (however denominated), including any capital gains or alternative minimum Tax, or (ii) multiple bases (including a corporate franchise, doing business, or occupation Tax) if one or more of the bases on which the Tax may be measured or calculated is described in clause (i) of this definition.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Interim Period” means the time period from the date of this Agreement through and including the Closing.

“Knowledge” when used in a particular statement of fact in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Leased Premises” means the premises located at 6859 N. Foothills Hwy, Building C-100, Boulder CO 80302, 6859 N. Foothills Hwy, Building D-300, Boulder CO 80302, 6859 N. Foothills Hwy, Building E-100, Boulder CO 80302, 6859 N. Foothills Hwy, Building E-200, Boulder CO 80302, 1090 N. 2nd St., Berthoud CO 80513, and 12626 N 107th St. Longmont CO 80504.

“Licenses” means the following state and county licenses held by Sellers as set forth in Schedule 1.1.

“Lien” means any mortgage, pledge, assessment, security interest, lien, or other similar encumbrance.

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Marijuana Code” means, collectively, Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, .et seq., C.R.S., as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local Laws and regulations thereto promulgated by a Governmental Authority.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries and markets in which the Sellers operate; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iv) any matter of which Buyer is aware on the date hereof; (v) any natural or man-made disaster or acts of God; or (vi) any actions taken by a Buyer or any of its Affiliates.

“MED” means the Colorado Marijuana Enforcement Division and/or any other applicable Colorado regulatory authority.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Pre-Closing Tax Period” means all Tax periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre Closing Taxes” means any Liabilities for (i) Taxes relating to the Business or the Assets, for any taxable period (or portion thereof) ending on or prior to the Closing Date (including the pre-Closing portion of for any Straddle Period) (ii) any other Taxes of any Seller or any current or former stockholders or Affiliates of Seller (other than Taxes allocated to Buyer under Section 5.11) for any taxable period, (iii) any penalties or fees accruing thereon as a result of the failure to file or late filing of any Tax Returns relating to the Business or Assets due on or before the Closing Date, (iv) Taxes imposed on any of the Sellers that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of any of the Sellers pursuant to Section 5.11, (v) deferred payroll or employment Taxes under the CARES Act, relating to the Business or the Assets, and (vi) Taxes identified in the Disclosure Schedules.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” and “Sellers” shall have the meaning set forth in the preamble hereto.  For purposes hereof, any reference to Sellers in the singular shall mean all Sellers for the purpose of any representations, warranties, covenants or other obligations or agreements set forth in this Agreement.

“Straddle Period” means all Tax periods beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, or withholding tax or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto, or (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations §1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes of the Sellers or of the Buyer, as applicable, including any schedule or attachment thereto, and including any amendment thereof.

“VWAP Price” means the volume weighted average price per share of the Common Stock for the fifteen (15) trading day period immediately preceding the 18-month anniversary of the Closing.

“Working Capital” means the aggregate of cash, cash equivalents, inventory and receivables minus current liabilities.

1.2Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c)Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d)Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1Purchase of Assets. At the Closing, Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Assets.

2.2Purchase Price; Issuance of CANN Shares; Adjustments.

(a)The purchase price for the Assets is set forth in this Section 2.2 (collectively, the “Purchase Price”).

(b)Buyer and CANN shall pay the Purchase Price by

(i)	Delivering the sum of $500,000 to Sellers at the Closing;

(ii)

Delivering to an aggregate of 17,977,528 shares of Common Stock to those persons and in such amounts as listed on Exhibit G (the “Holders”), subject to adjustment as provided in subparagraph (iv) below (the “CANN Shares”).

(iii)

Delivering to Sellers an aggregate cash payment of $3,500,000, to be paid to Sellers as set forth on Exhibit G and as applicable Closings occur, with each payment to be made in fifteen (15) equal monthly payments (each, an “Installment Payment”), in each case the first payment of which is to be made on the nine (9) month anniversary of the applicable Closing and the additional fourteen (14) successive payments to be made no later than the tenth (10th) calendar day of each successive calendar month thereafter;

Buyer acknowledges that default in the payment of any Installment Payment will result in losses and additional expenses to Sellers; accordingly, upon the failure of the Buyer to pay any Installment Payment when due, which failure shall not have been cured within ten (10) days of the due date, such due but unpaid Installment Payment shall bear interest for the period beginning with the date of the happening of such event at a default rate of nine percent (9%) per annum.

(iv)	If upon the 18-month anniversary of the Closing, the VWAP Price is:

A.	$0.89 or greater, there shall be no adjustment to the number of CANN Shares;

B.

$0.70 or greater, but less than $0.89, the number of CANN Shares shall be adjusted such that CANN shall promptly (but in any event no later than ten business days thereafter) issue to those persons listed on Exhibit G pursuant to the allocation method set forth therein additional aggregate CANN Shares in accordance with the following formula:

Additional CANN Shares =

($16,000,000 divided by VWAP Price) minus 17,977,528

C.	Less than $0.70, CANN shall promptly (but in any event no later than ten business days thereafter) deliver to Sellers an additional 4,879,615 CANN Shares.

All adjustments under this Section 2.2 shall be considered as adjustments to the Purchase Price for federal tax purposes.

(c)At the Closing, Sellers will retain  all cash and funds in depository accounts.

(d)Sellers and Buyer agree to adjust, as of 11:59 p.m. Mountain Time on the day preceding the Closing Date (the “Cut-Off Time”), the following (collectively, the “Proration Items”) without duplication: utility bills; accounts payable with respect to any Leased Premises; accounts payable under the Business Contracts; and accounts receivable under the Business Contracts (except as to uncollected accounts receivable, which shall be retained by Sellers), in each case where such payable or receivable relates to both pre-Cut-Off Time periods and post-Cut-Off Time periods. Sellers will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Cut-Off Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Cut-Off Time. Such preliminary estimated Closing prorations shall be set forth on Exhibit E attached hereto no later than 3 days prior to Closing (the “Proration Statement”) and shall be signed by Buyer and Sellers for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Sellers (if the preliminary prorations result in a net credit to Sellers) or by Sellers to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed ninety (90) days after Closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Sellers and Buyer. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Sellers will be entitled to all (i) deposits presently in effect with the utility providers and (ii) security deposits presently in effect with respect to the Leased Premises, and Buyer will be obligated to make its own arrangements for deposits with the utility providers and security deposits with the landlords of the Leased Premises.

(e)The Buyer shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under the Code, or any provision of applicable state, local or foreign Law; provided, however, that Buyer shall provide Sellers notice not less than two (2) days, to the extent practicable, before effecting any Tax withholding, other than any withholding required in connection with payments of compensation.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

2.3Closing. The closing for the purchase and sale of the Assets (the “Closing”) will be held on the date agreed to by the Parties (the “Closing Date”). The Closing will be at a time and place agreed to by the Parties, unless the Parties agree that the Closing need not occur at a specific location.

If Final Governmental Approval is granted by MED and/or any Applicable County as to any particular Asset before Final Governmental Approval is granted as to the remaining Assets, the Parties may effectuate multiple Closings, each of which shall transfer only those Assets for which Final Governmental Approval has been so granted, and upon each such Closing, Purchase Price shall be paid by Buyer only in respect of such Assets for which Final Governmental Approval has been granted. The Parties may, by mutual agreement, schedule or postpone the Closing Date or any particular Closing in order to effect all the Closings simultaneously, to the extent permissible by the Marijuana Code.  Notwithstanding anything to the contrary, to the extent there occurs an initial Closing resulting in the purchase by Buyer of some Assets and Assumed Liabilities from the Sellers, then Buyer shall be obligated, subject in all instances to Final Governmental Approval, to purchase all of remaining Assets and Assumed Liabilities from the Sellers to effect a full Closing of all Assets and Assumed Liabilities under this Agreement; provided, that, no Closing for any Asset or Assumed Liability may occur until the Closings of the Assets and Assumed Liabilities of each of Ancient Alternatives and Natural Alternatives have been completed; provided, further, that the Closings of Ancient Alternatives and Natural Alternatives must occur simultaneously with each other.  Notwithstanding anything to the contrary, to the extent all of the Assets and Assumed Liabilities to be purchased by Buyer under this Agreement are unable to simultaneously Close, then, the Parties will continue to operate all Assets and Assumed Liabilities, whether Closed or not Closed, in the ordinary course of business as at the time of signing this Agreement, including, without limitation, (i) maintaining at least substantially the same costs and rates on such Assets and Assumed Liabilities, (ii) maintaining at least the same or better payment terms, purchase frequencies and quantities, and (iii) allowing and enabling the Assets and Assumed Liabilities to interact in the same manner, both financially and operationally, as they did as at the time of signing this Agreement.

2.4Documents Deliverable at Closing. At the Closing:

(a)Sellers shall provide to Buyer (collectively, “Sellers’ Closing Documents”):

(i)	An executed Sellers’ Officer’s Certificate in the form attached hereto as Exhibit B;

(ii)	The Closing Working Capital balance; and

(iii)	The Bill of Sale for the Assets in the form attached hereto as Exhibit D; and

(iv)	The Proration Statement.

(b)Buyer shall provide to Sellers an executed Buyer’s Officer’s Certificate in the form attached hereto as Exhibit C and counter-executed copies of the Bill of Sale for the Assets and the Proration Statement.

2.5Assumed Liabilities.  Upon the sale and purchase of the Assets and subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller arising in connection with the operation of the Business or the Assets after the Closing (the “Assumed Liabilities”):

(a)

all liabilities and obligations arising under or relating to the Business Contracts listed on Schedule 2.5(a) arising and to be performed after the Closing and excluding any such obligations arising or to be performed prior to the Closing; and

(b)all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Assets after the Closing, including on Schedule 2.5(b).

2.6Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities, debt, responsibility, claim or other obligations of the Sellers, whether known or unknown, contingent or absolute (including, without limitation, those related to the Business), of any kind, character or description whatsoever (collectively, “Excluded Liabilities”).

ARTICLE III

SELLERS’ AND HOLDERS’ STATEMENTS OF FACT

Except as set forth in the Disclosure Schedules, each Seller severally and not jointly represents and warrants to Buyer that the following Sections 3.1-3.11 are true as of the date of this Agreement (collectively, “Seller’s Statements of Fact”):

3.1Sellers’ Organization. Each Seller is a limited liability company duly formed, validly existing and in good standing under each of the Laws of the State of Colorado and has all requisite limited liability company power and authority to conduct its Business as it is now being conducted in accordance with the Laws.

3.2Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by such Seller at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the other instruments to be delivered by each Seller at the Closing, and the performance by each Seller of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by such Seller at the Closing will at the Closing be, duly and validly executed and delivered by such Seller and constitute (or, in the case of instruments to be delivered by such Seller at the Closing, will at the Closing constitute) the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, subject to approvals required by the Marijuana Code, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3No Conflicts; Consents and Approvals. The execution and delivery by each Seller of this Agreement does not, and the performance by each Seller of its obligations under this Agreement does not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any material Contract to which such Seller are a party, except for any material violation or default that would not be expected to result in a Material Adverse Effect on Seller’s ability to perform its obligations hereunder; or

(c)(i) materially violate or result in a material breach of any Law applicable to such Seller or (ii) require any consent or approval of any Governmental Authority other than the MED and the Applicable County and under any Law applicable to such Seller.

3.4Proceedings. Except as disclosed herein, there is no Proceeding pending, or to such Seller’s Knowledge threatened, against such Seller (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

3.5Broker. Except as set forth on Section 3.5 of the Disclosure Schedules, no Seller has any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any such Seller or any of its Affiliates could become liable or obligated.

3.6Compliance with Laws and Orders. Each Seller is in material compliance with all Laws and orders applicable to it except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect on such Seller; provided, however, that this Section 3.6 does not address matters relating to Taxes, which are exclusively addressed by Section 3.7, or Permits, which are exclusively addressed by Section 3.8. No Seller has Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Marijuana Code concerning required testing or contaminants. No Seller has Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Colorado Pesticide Applicator’s Act, C.R.S. §§ 35-10-101, et. seq.

3.7Taxes. Except as set forth on Section 3.7 of the Disclosure Schedules,

(a)All Tax Returns required to be filed by Sellers, or otherwise required to be filed with respect to the Assets or Business, have been timely filed (taking into account any valid extensions). Each such Tax Return is correct and complete in all material respects. All Taxes due and payable by Sellers, or with respect to the Assets of the Business, whether or not shown on any Tax Return, have been timely paid. No claim has ever been made by an authority in a jurisdiction where Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Assets or Business. There are no liens or security interests on any of the Assets or other assets of Sellers relating to the Business that arose in connection with any failure (or alleged failure) to pay any Tax. No Seller is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(b)All Taxes required to have been withheld and paid with respect to the Assets or Business in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been withheld and paid and all material filings required with respect thereto, including without limitation IRS Forms W-2 and 1099, have been properly completed and filed.

(c)There is no action, dispute, audit, or claim concerning any Tax Liability with respect to the Assets or Business claimed or raised by any authority in writing.

(d)No power of attorney is currently in force with respect to any Tax matter relating to the Assets or Business.

(e)There is no outstanding waiver of any statute of limitations in respect of Taxes or agreement to extend the time (or is or would be subject to a waiver or extension given by any other Person) with respect to a Tax assessment or deficiency with respect to the Assets or Business, nor has any Seller been requested to give such waivers or extensions.

(f)There are no “closing agreements” (as described in Code Section 7121 or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) and Tax rulings requested or received from any taxing authority with respect to the Assets or Business.

(g)There is no obligation in connection with the Assets or Business to pay the Taxes of another person as a result of being a transferee or successor, or as a result of a contract, or otherwise. There is no Tax allocation or Tax sharing agreement with respect to the Assets or the Business.

(h)With respect to the Business or the Assets, there is no (i) permanent establishment or office or fixed place of business outside the United States, or (ii)  prepaid amounts received on or prior to the date hereof but not included in taxable income as of the date hereof.

(i)No Seller has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c) with respect to the Assets or the Business.

(j)All applicable state and local sales and use Taxes with respect to the Assets or the Business have been properly collected and timely remitted to the proper taxing authorities, and have also been properly reported in a timely manner to the proper taxing authorities.

(k)No Seller has (i) deferred any employment or payroll Taxes under Section 2302 of the CARES Act; (ii) requested or received an advance of any employment or payroll Tax credits, reduced any employment or payroll Taxes due and payable in anticipation of claiming employment or payroll Tax credits; (iii) claimed any employment or payroll Tax credits (or, to the extent any such credit is disclosed in the Disclosure Schedules, such Seller has claimed such credit in compliance with applicable Law and will not be subject to recapture), in each case under either Section 7001 or 7002 of the FFCRA or under Section 2301 of the CARES Act and relating to the business or operations of Seller.

(l)With respect to each Seller, the assets being transferred to Buyer is "substantially all" assets of the Seller, in accordance with Code Section 368(a)(1)(C).

(m)Each S Corporation Seller and its owners has duly and properly filed all elections necessary for such Seller to qualify as an “S Corporation’ as described in Code Section 1361 and 1362 for U.S. federal, state and local income tax purposes at the time of the formation of such Seller. Each S Corporation Sellers’ S Corporation status remains valid and in effect and has never been revoked or terminated.

Nothing in this Section 3.7 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Buyer or its Affiliates may take in any taxable period (or portion thereof) beginning after the Closing Date or regarding the amount, usability, value or condition of, or any limitations on, any Tax asset or attribute with respect to the Assets, or of the S Corporation Sellers, after the Closing.

3.8Permits.  Each Seller possesses all Permits that are required for the ownership and operation of its Business in the manner in which it is currently owned. All Permits described in this Section 3.8 are in full force and effect, and each such Seller is in material compliance with each such Permit.

3.9Operating Facility. The licensed business at each Leased Premises is set out on Section 3.9 of the Disclosure Schedules.

3.10Sellers’ Members, The sole members of each Seller are as set forth on Section 3.10 of the Disclosure Schedules.

3.11Environmental Matters.

(a)Each Seller is in material compliance with all applicable Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any material liability affecting or otherwise materially reduce the value of the Assets. Except as set forth on Section 3.11 of the Disclosure Schedules, there are no material liabilities arising in connection with or in any way relating to the Assets arising under or relating to any applicable Environmental Law, whether accrued, contingent, absolute, determined, determinable or otherwise, and to Seller’s Knowledge, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such material liability.

(b)Except as set forth in Section 3.11 of the Disclosure Schedules, to each Seller’s Knowledge, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will materially interfere with or prevent continued compliance with or which would give rise to any material liability under any applicable Environmental Law or give rise to any applicable common law or statutory liability, based on or resulting from such Seller’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any material liability affecting, or other materially reduce the value of, the Assets or Business. Each Seller has taken all actions necessary under applicable requirements of applicable Environmental Law to register any products or materials required to be registered by such Seller (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or, to any Seller’s Knowledge, threatened against any Seller relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Section 3.11 of the Disclosure Schedules, no property now or previously owned, leased or operated by any Seller, nor any property to which Hazardous Substances located on or resulting from the use of any Asset or the Leased Premises has been transported, is listed or, to any such Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules and Schedule Update (as defined below)), no Seller nor any other Person has made or makes any other express or implied statement of fact, representation or warranty either written or oral, on behalf of any Seller, including any statement of fact. representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer, including any information, documents or material delivered to Buyer, or as to the future revenue, profitability or success of the Business, or any statement of fact, representation or warranty arising from statute or otherwise in Law.

Each applicable Holder receiving CANN Shares, severally and not jointly, represents and warrants to Buyer that the following Section 3.12 is true as of the date of this Agreement.

3.12Securities.

(a)

Purchase Entirely for Own Account. The CANN Shares will be acquired for investment for Holder’s own account(s), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder does not presently have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to any of such CANN Shares. Holder has not been formed for the specific purpose of acquiring such CANN Shares. Neither Holder nor any of its Affiliates has any present intention of entering into any put option, short position or other similar position with respect to the CANN Shares.

(b)

Disclosure of Information. Holder has had an opportunity to discuss to Holder’s satisfaction CANN’s business, management, financial affairs and the terms and conditions of the offering of the CANN Shares with CANN’s management and has had an opportunity to review CANN’s business. Such discussions, as well as any written information delivered by CANN to Holder, were intended to describe the aspects of CANN’s business which CANN believes to be material.  Further, Holder acknowledges that it has reviewed CANN’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K, and has had the opportunity to ask questions of management of CANN concerning CANN’s business, operations and financial condition.

(c)

Restricted Securities. The CANN Shares have not been registered and are being issued to Sellers pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act. The CANN Shares are “restricted securities” under applicable U.S. federal and state securities Laws and a resale of the CANN Shares may be made only pursuant to registration under the Securities Act or an available exemption from registration.

(d)

Rule 144. Holder is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions and which rule requires, among other things, that CANN be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, and that resales of securities be limited in volume and take place only pursuant to brokered transactions. CANN has provided no assurances as to whether Holder will be able to resell any or all of the CANN Shares pursuant to Rule 144.

(e)

Resale Restrictions. If all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required with respect to the CANN Shares. Notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. The CANN Shares shall be held by Holder for a minimum period of one (1) year from the date such CANN Shares are issued to Holder and Holder shall not sell, transfer or otherwise hypothecate any of the CANN Shares held by such Holder prior to the expiration of such one-year period absent written consent of CANN.

(f)

Sophistication.  Holder is a sophisticated investor (as described in Rule 506 of Regulation D) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the CANN Shares contemplated hereunder; and is fully capable of, and understands and accepts, the risk of loss of Holder’s entire investment in the CANN Shares.  Holder and each Affiliate of Holder expressly acknowledges and understands that neither CANN nor any director, officer, employee or agent of CANN makes any representation whatsoever as to the merit, risk or value of an investment in the CANN Shares.

(g)

No General Solicitation. Neither Holder, nor any of its officers, employees, agents, directors, members, attorneys, shareholders, or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor, nor has Holder or any of Holder’s officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the CANN Shares being issued hereunder.

(h)

Reliance on Exemption. The CANN Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws. CANN is relying in part upon the truth and accuracy of, and Holder’s compliance with, the statements of fact, representations, warranties, agreements, acknowledgements and understandings of Holders set forth in this Section 3.12 in order to determine the availability of such exemptions and the eligibility of Holders to acquire the CANN Shares.

3.13Independent Investigation. Sellers have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of CANN, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CANN for such purpose. Sellers acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers have relied solely upon their own investigation and judgment and upon advice from such advisors as they has deemed necessary, and the express statements of facts of Buyer and CANN set forth in Article IV (including the related portions of the Disclosure Schedules or Schedule Update); and (b) neither Buyer, CANN nor any other Person has made any statements of facts as to Buyer, CANN, the business of CANN, the value or future prospects of the Common Stock, or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules or Schedule Update).

ARTICLE IV

BUYER’S AND CANN’S STATEMENTS OF FACT

Each of Buyer and CANN jointly and severally represent and warrant that the following is true as of the date of this Agreement:

4.1Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability power and authority to conduct its business as it is now being conducted.  CANN is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to conduct its business as it is now being conducted.  CANN owns 100% of the membership interests of Buyer, and Buyer is disregarded as an entity separate from CANN for federal income tax purposes under Section 301.7701-2 and 301.7701-3 of the Treasury Regulations.

4.2Authority. Each of Buyer and CANN has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer and CANN at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. The execution and delivery by Buyer and CANN of this Agreement and the other instruments to be delivered by Buyer and CANN at the Closing, and the performance by Buyer and CANN of their respective obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Buyer and CANN at the Closing will at the Closing be, duly and validly executed and delivered by Buyer and CANN and constitutes (or, in the case of instruments to be delivered by Buyer and CANN at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Buyer and CANN enforceable against Buyer and CANN in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3No Conflicts; Consents and Approvals. The execution and delivery by Buyer and CANN of this Agreement do not, and the performance by Buyer and CANN of their obligations hereunder and the consummation of the transactions contemplated hereby do not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any material Contract to which Buyer or CANN is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s or CANN’s ability to perform its obligations hereunder; or

(c)(i) violate or result in a breach of any Law applicable to Buyer or CANN or (ii) require any consent or approval of any Governmental Authority (other than the MED and any Applicable County) under any Law applicable to Buyer.

4.4Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge or CANN’s Knowledge, threatened, against Buyer or CANN before or by any Governmental Authority, which seeks a writ, judgment order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5Compliance with Laws and Orders. Neither Buyer nor CANN is in violation of, or in default under, any Law or order applicable to Buyer or CANN the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer or CANN from performing their obligations hereunder except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s or CANN’s ability to perform its obligations hereunder.

4.6Broker. Neither Buyer nor CANN has any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of its Affiliates could become liable or obligated.

4.7Common Stock; Reorganization. The Common Stock issued by CANN to Buyers is “voting stock” within the meaning of Section 368(a)(1)(C).

4.8Independent Investigation. Buyer and CANN have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Sellers, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer and CANN acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and CANN have relied solely upon their own investigation and judgment and upon advice from such advisors as they has deemed necessary, and the express statements of facts of Sellers set forth in Article III (including the related portions of the Disclosure Schedules or Schedule Update); and (b) no Seller nor any other Person has made any statements of facts as to Sellers, the Business, the Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules or Schedule Update).  (collectively, “Buyer’s and CANN’s Statements of Fact”).

ARTICLE V

COVENANTS

5.1Regulatory and Other Approvals. During the Interim Period:

(a)Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Articles VI or VII, as applicable. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required material consent or approval required to novate all liabilities and obligations under any and all liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, approval, or waiver is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Asset to which such consent, approval, waiver relates for no additional consideration.  To the extent that any Asset or Assumed Liability cannot be transferred to Buyer following Closing pursuant to this Section 5.1, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent practical and/or permitted under applicable Law, operational equivalent of the transfer of such Asset or Assumed Liability to Buyer as of the closing and the performance by Buyer of its obligations with respect thereto.

(b)Each Party shall, at the sole cost of such Party, (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in Articles VI and VII; (ii) cooperate with the other Party by furnishing the information that is necessary in connection with the other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iv) promptly inform the other Party of any written or to any Party’s Knowledge, oral, communication from or to, and any proposed written or to the relevant Party’s Knowledge, oral, understanding or agreement with, any Governmental Authority in respect of the filings; (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (vi) comply, as promptly as is reasonably practicable, with any reasonable requests received by the Party under any applicable Laws for additional information, documents or other materials with respect to the filings, (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (viii) only upon the advice of such Party’s legal counsel, contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c)If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior written notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d)In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and with Sellers and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e)Each Party shall provide prompt written notification to the other when it becomes aware that any such consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(f)In furtherance of the foregoing covenants:

(i)Each Party shall prepare, or cause its Affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in connection with the transactions contemplated by this Agreement that may be required under any Laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth Articles VI and VII.

(ii)Each Party shall promptly furnish the other Party with copies of any written notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii)Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.

5.2Access of Buyer; Due Diligence. During the Interim Period, Sellers shall provide Buyer with reasonable access, upon reasonable written notice and during normal business hours, to the Business and the Leased Premises, subject to the Marijuana Code. During the Interim Period, Sellers shall provide Buyer, upon written request, with access to copies of Sellers’ books and records, Sellers’ standard operating procedures, and with reasonable access to Sellers’ employees during normal business hours in order to allow Buyer to conduct due diligence.

5.3Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, Sellers shall not take any of the following actions:

(a)

Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any Liens or encumbrances thereon, except in the ordinary course of business as is consistent with past practice including frequency and amount

(b)	Fail to maintain in full force and effect any of the Licenses;

(c)	Fail to perform material obligations under any Business Contracts;

(d)

Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Sellers deliver written notice to Buyer of same;

(e)	Incur any liabilities of Sellers other than in the ordinary course of business.

(f)	Make capital expenditures in excess of $10,000;

(g)	Invest in or make any loans to any person or entity in excess of $10,000;

(h)	Dissolve Sellers or file or declare bankruptcy, insolvency or similar action;

(i)	Sell of the Business or any Assets outside of the ordinary course of business;

(j)	Enter into or materially amend any material Business Contract, lease or other arrangement; or

(k)	Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

5.4Updating. Sellers shall give prompt notice to the Buyer of (a) the occurrence, or non-occurrence, of any event (a “Change”) that Sellers acquire Knowledge of, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of a Seller party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, and (b) any failure to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by the Sellers under this Agreement that Sellers acquire Knowledge of. Prior to Closing, Buyer shall provide an update to the Disclosure Schedules

(the “Schedule Update”) as necessary to complete or correct any information in Seller’s Statements of Fact in accordance with Sellers’ disclosure of any Changes. Notwithstanding the foregoing, for purposes of Buyer’s rights and remedies pursuant to Article 9 hereof, the Schedule Update will not be deemed to amend or supplement the Disclosure Schedules or the Seller’s Statements of Fact, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Buyer in connection with any Changes or other information disclosed in the Schedule Update.

5.5Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s written request, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement, each at the sole cost of the requesting Party.

5.6Buyer’s Obligations if No Closing. If the Closing does not occur for any reason, Buyer shall cooperate with Sellers in executing all documents reasonably necessary to void the Change of Ownership.

5.7Application Fees. Buyer shall pay the Change of Ownership application fees and prorated annual license renewal fees for all state and county Licenses held by Sellers.

5.8Non-Compete; Non Solicitation.

(a)The “Restricted Period” begins on the Closing Date and ends on the second anniversary of the Closing Date.

(b)“Competing Business” means the cultivation, manufacture or sale of marijuana or marijuana-related products, or the operation of dispensaries in respect thereof; provided, however, that the following activities shall not be deemed a Competing Business:

i.	providing services to Buyer;
ii.	engaging in commercial exploitation of the “Green Treets” brand; or
iii.	engaging in commercial exploitation and creation of products and brands utilizing nano-technology of PotentNano, LLC and/or NanoSonSol Technologies, LLC; or
iv.

the operation of certain assets and properties related to a marijuana related business located at 5565 Arapahoe Avenue, Suite G, Boulder, Colorado 80303 (the “Boulder Arapahoe Business”); provided, that Seller shall only operate the Boulder Arapahoe Business in order to attract a buyer and to work through the completion of a sale of the Boulder Arapahoe Business.

(c)“Restricted Territory” means the United States except for the territory of Puerto Rico and the state of Utah; provided, that, Seller shall hold any interest in a Utah dispensary and/or cultivation of marijuana business passively and shall not actively engage in any business or management role or invest additional funds to increase Seller’s ownership stake in any such Utah investment.

(d)During the Restricted Period and within the Restricted Territory, no Seller shall and such Seller shall direct its Affiliates not to

i.	engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

ii.

employ, retain, engage or solicit the employment or engagement of services of any employee of Buyer or CANN on a full- or part-time basis; provided, however, that the provisions of this Section 5.8(d)(ii) shall not apply to any (A) employees of the Business as of the Closing Date employed by or providing services to any non-Competing Business, (B) employees of the Buyer or CANN (other than those employees set forth in (A) immediately above) upon written consent from Buyer or CANN, as applicable, (C) general advertising or solicitation not specifically targeted at any employee of the Buyer or CANN, or (D) actions taken by any person or entity with which such Seller is associated if such Seller is not, directly or indirectly, personally involved in such solicitation and has not identified such employee for soliciting.

(e)During the Restricted Period, no Seller shall, and such Seller shall direct its Affiliates not to, solicit prior, future or existing customers of the Business as of immediately prior to Closing in connection with a Competing Business; provided, however, that the provisions of this Section 5.8(e) shall not apply to any general advertising or solicitation not specifically targeted at any customers of the Buyer or CANN.

(f)Any violation of this Section 5.8 may result in irreparable injury to Buyer and the Business and Buyer will be entitled to seek an injunction against Sellers and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 5.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of Sellers and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Sellers by this Section 5.8, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Buyer’s business now existing and to be developed in the future. Each of Sellers and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 5.8 is reasonable with respect to subject matter, time period and geographical area.

(g)If any covenant set forth in this Section 5.8 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 5.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 5.8 conflict with the provisions of Section 10.12, the provisions of this Section 5.8 will control.

(h)Sellers shall cause its Affiliates to comply with the obligations set forth in this Section 5.8.

5.9Post-Closing Covenants Concerning the CANN Shares.

(a)Holders shall not engage in hedging transactions with the CANN Shares except in compliance with the Securities Act.  Further, no Holders nor any of their respective directors, officers,

shareholders or Affiliates shall purchase any shares of common stock of CANN on the open market or otherwise without the express written consent of CANN.

(b)Notwithstanding anything to the contrary set forth in this Agreement, Holders shall not sell the CANN Shares in violation of applicable Laws, including Rule 144 promulgated under the Securities Act.

(c)CANN shall make reasonable efforts to register the resale of the CANN Shares issued as part of this Agreement on a Form S-1, or, if available, Form S-3. Other than as set forth in the governance documents of the CANN, Holders shall not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the CANN Shares that Holders receives under this Agreement.

5.10Board Seat.  Holders shall have the right to designate a representative of Holders to the Board of Directors of CANN, provided that, such designee is acceptable to the MED.  CANN shall take all necessary and appropriate steps to effectuate such appointment effective as soon after the Closing as reasonably practicable.  Furthermore, effective as soon after the Closing as reasonably practicable, Allyson Feiler Downing shall be appointed to the Nominating Committee of the Board of Directors of CANN.

5.11Tax Matters.

(a)Allocations in Straddle Period.  In the case of any Straddle period, Taxes will be allocated between the Pre-Closing Tax Period and the period beginning after the Closing Date in the following manner:  (i) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.

(b)Filing of Tax Returns. The Sellers agree to prepare or cause to be prepared all Tax Returns relating to the Assets and the Business for all Tax periods ending on or before the Closing Date. Buyer will prepare or cause to be prepared and file in a timely manner all Tax Returns (other than Income Tax Returns) relating to the Assets and the Business for a Straddle Period.  In case of any such Tax Return prepared by Buyer that relates to a Straddle Period or which could otherwise result in a Tax indemnification obligation for any Seller (a “Seller-Reviewed Return”), at least thirty (30) days prior to the due date for filing such Tax Return (taking into account extensions of time to file), Buyer will deliver a draft of such Seller-Reviewed Tax Return to Sellers to provide Sellers with an opportunity to review and reasonably comment on such Seller-Reviewed Tax Return.  Buyer will revise such Seller-Reviewed Tax Return to take into account any reasonable comments made by Sellers to such Seller-Reviewed Tax Return and will cause such Seller-Reviewed Tax Return to be timely filed and will provide a copy to Sellers. In case of any such Tax Return (other than an Income Tax Return)  prepared by Sellers for tax periods ending on or before the Closing Date (a “Buyer-Reviewed Return”), at least thirty (30) days prior to the due date for filing such Tax Return (taking into account extensions of time to file), Sellers will deliver a draft of such Buyer-Reviewed Tax Return to Buyer to provide Buyer with an opportunity to review and reasonably comment on such Buyer-Reviewed Tax Return.  Sellers will revise such Buyer-Reviewed Tax Return to take into account any reasonable comments made by Buyer to such Buyer-Reviewed Tax Return and will cause such Buyer-Reviewed Tax Return to be timely filed and will provide a copy to Buyer. Notwithstanding the foregoing, any Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, shall be provided only as quickly as commercially practicable and Buyer and Sellers shall act in good faith to resolve any comments that may be provided by the other party to such Tax Returns.

(c)Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (and related Tax Return preparation and filing costs) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be split evenly (50/50) between the Sellers on the one hand and Buyer on the other hand.

(d)Cooperation. The Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Assets or the Business (including any returns relating to Transfer Taxes), the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes relating to the Assets or the Business.  Such cooperation shall include the retention of all books and records relating to such Taxes for a period of seven (7) years after the filing date of such Tax Returns (unless such records are offered to the other party (redacted as necessary) before such period expires).  None of Sellers, their stockholders, and their Affiliates will file any initial or amended Tax Returns, make any election with respect to, or with retroactive effect to, a Pre-Closing Tax Period, or take, or cause to taken, any other similar, affirmative action (including entering into a voluntary disclosure (or similar) agreement or waiver of a statute of limitations), in each case, with respect to a Pre-Closing Tax Period relating to the Assets or the Business, that could increase the liability of Buyer or its Affiliates for Taxes without the prior, written consent of Buyer.  None of Buyer, CANN, and their Affiliates will file any initial or amended Tax Return for or with respect to any Seller or any of the Assets with respect to any Pre-Closing Tax Period, make any election with respect to, or with retroactive effect to, a Pre-Closing Tax Period, or take, cause to be taken, any other similar affirmative action (including entering into a voluntary disclosure (or similar) agreement or waiver of a statute of limitations), in each case with respect to a Pre-Closing Tax Period that could increase the liability of any Seller for Taxes in respect of which agreement, without the prior written consent of Sellers not to be unreasonably withheld, or unless required by applicable Laws or authorized by Sections 5.11(a) and (e) hereof.

(e)Tax Claims. If Buyer or any Seller receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes relating to the Assets or the Business (a “Tax Claim”) for a Straddle Period, such Party will notify (and, in any event, within 30 days of the receipt of notice of any such Tax Claim) the other Parties in writing of such Tax Claim for a Straddle Period, but the failure to so notify will not relieve the other Parties of any liability they may have, except to the extent a party has suffered actual prejudice thereby.  Buyer will control any Tax Claim for a Straddle Period and shall cooperate with Sellers in contesting any such Tax Claim, which cooperation will include the retention and the provision to the other party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder and permitting Sellers to participate (at Sellers’ cost) proceedings relating to such Tax Claim.  No Tax Claim for a Straddle Period shall be settled without the consent of both Buyer and the Sellers, such consent not to be unreasonably withheld, conditioned or delayed.  With respect to any Tax Claim for Tax periods ending on or before the Closing Date, the Sellers shall, at its expense, assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, provided (I) Buyer shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of and participate in any such Tax Claim controlled by Sellers (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts, and (II) such Tax Claim shall not be settled without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(f)Tax Treatment of the S Corporation Sales.  The Parties intend that for applicable federal, state and local income tax purposes, (i) each S Corporation Sale shall be treated as a “reorganization” as such term is defined in Section 368(a)(1)(C) of the Code, with CANN acting as the acquiring corporation; and (ii) the Common Stock and other Purchase Price with respect to each S Corporation Sale be distributed to the Holders owning stock in such S Corporation Seller as part of that reorganization as per Section 368(a)(2)(G) of the Code ((i) through (ii), the “Intended Tax Treatment”).  Buyer, CANN, and Sellers intend to comply with the record-keeping and reporting requirements and otherwise file its Tax Returns consistent with the Intended Tax Treatment, except as otherwise required by Laws (as determined by the Buyer’s tax advisors).  Notwithstanding the foregoing, Buyer and Sellers agree that Sellers shall be solely responsible for, and indemnify and hold Buyer harmless from, any Taxes attributable to the failure of any S Corporation Sale to qualify under section 368(a)(1)(C) of the Code and related costs and expenses (including accounting and legal fees).

(g)No Party shall take any position or action for applicable federal, state or local Tax purposes that is inconsistent with the Intended Tax Treatment, unless required by applicable Laws.

(h)Bulk Sales. Buyer hereby waives compliance for Seller and its Affiliates with the provisions of the bulk sales laws applicable to the transfers described in this Agreement.  Seller shall indemnify and hold harmless Buyer against any and all liabilities which may be enacted by third parties against Buyer as a result of such noncompliance.

(i)Purchase Price Adjustment. For the avoidance of doubt, any payments made between Buyer and Sellers hereunder shall be treated as an adjustment to the Purchase Price except as required by applicable law.

(j)Survival.  This Section 5.11 shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the applicable Tax.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1Statements of Fact. (a) Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those Seller’s

Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date); and (b) in the case of Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date, such Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects as of the earlier date (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

6.2Performance. Sellers have performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

6.3Sellers’ Deliverables. Sellers have delivered to Buyer at the Closing Sellers’ Closing Documents.

6.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

6.5Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.6No Material Adverse Effect. No Material Adverse Effect exists.

6.7Final Governmental Approval. Final Governmental Approval shall have occurred.

6.8Employment Agreements.  CANN has entered into (a) an employment agreement with Allyson Feiler Downing as set forth in the form attached hereto as Exhibit I-1, an employment agreement with Loree Schwartz as set forth in the form attached hereto as Exhibit I-2, and a consulting agreement with Silverfox LLC as set forth in the form attached hereto as Exhibit I-3, each executed as of the earlier of the (i) Closing Date or (ii) date upon which a Closing occurs for at least the Assets of Ancient Alternatives and Natural Alternatives together with the transfer of the Licenses in respect thereof; and (b) a consulting agreement with CMD Consulting Services, Inc. as set forth in the form attached hereto as Exhibit I-4, executed as of the earlier of the (i) Closing Date or (ii) date upon which a Closing occurs for at least the Assets of Hillside Enterprises, LLC as well as Ancient Alternatives and Natural Alternatives together with the transfer of the Licenses in respect thereof.

6.9Working Capital.  Sellers shall have Working Capital of not less than $100,000 as of the Closing Date.

6.10Audited Financial Statements.  Sellers shall have provided audited financial statements for each Seller for the last two fiscal years audited by a firm registered under the PCAOB, such financial statements to be reasonably satisfactory to Buyer in form and substance.

6.11 Clearance Certificate.  Sellers shall provide to Buyer with a clearance certificate or similar document(s) with respect to the relevant state and local tax jurisdictions in which the Sellers are conducting the Business or holding any Assets.

6.12IRS Form. Each Seller shall have furnished to Buyer a properly executed IRS Form W-9 of such Seller.

6.13Ancient Alternatives and Natural Alternatives.  Closings of the Assets and Assumed Liabilities of each of Ancient Alternatives and Natural Alternatives shall have been completed simultaneously prior to the Closings of the Assets and Assumed Liabilities of the remaining Sellers.

ARTICLE VII

SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in its sole discretion):

7.1Statements of Fact. (a) Buyer’s and CANN’s Statements of Fact will be true and correct in all material respects (other than those Buyer’s and CANN’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those of Buyer’s and CANN’s Statements of Fact that speak to an earlier date); and (b) in the case of those of Buyer’s and CANN’s Statements of Fact that speak as to an earlier date, such Buyer’s and CANN’s Statements of Fact will be true and correct in all material respects as of the earlier date (other than those Buyer’s and CANN’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

7.2Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

7.3Buyer’s Deliverables. Buyer and CANN will have delivered to Sellers and Holders, as applicable, the Purchase Price in the manner set forth in Section 2.2 and Buyer’s Officer’s Certificate.

7.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Sellers or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

7.6Final Governmental Approval. Final Governmental Approval shall have occurred.

7.7Employment Agreements.   CANN has entered into (a) an employment agreement with Allyson Feiler Downing as set forth in the form attached hereto as Exhibit I-1, an employment agreement with Loree Schwartz as set forth in the form attached hereto as Exhibit I-2, and a consulting agreement with Silverfox LLC as set forth in the form attached hereto as Exhibit I-3, each executed as of the earlier of the (i) Closing Date or (ii) date upon which a Closing occurs for at least the Assets of Ancient Alternatives and Natural Alternatives together with the transfer of the Licenses in respect thereof; and (b) a consulting agreement with CMD Consulting Services, Inc. as set forth in the form attached hereto as Exhibit I-4, executed as of the earlier of the (i) Closing Date or (ii) date upon which a Closing occurs for at least the Assets of Hillside Enterprises, LLC as well as Ancient Alternatives and Natural Alternatives together with the transfer of the Licenses in respect thereof.

7.8Ancient Alternatives and Natural Alternatives.  Closings of the Assets and Assumed Liabilities of each of Ancient Alternatives and Natural Alternatives shall have been completed simultaneously prior to the Closings of the Assets and Assumed Liabilities of the remaining Sellers.

ARTICLE VIII

TERMINATION

8.1Termination. Subject to Section 2.3, this Agreement may be terminated in one or more of the following ways:

(a)At any time before the Closing, by Sellers or Buyer, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b)At any time before the Closing, by Buyer (if Buyer is not then in material breach of any provision of this Agreement), by written notice to Sellers, if Sellers have materially breached its Seller’s Statements of Fact or covenants under this Agreement and such breach does result in the failure of any condition set forth in Article VI and such breach cannot be cured by Sellers within thirty (30) days of such notice.

(c)At any time during the Interim Period, by Buyer, by written notice to Sellers, if Buyer has discovered any fact, circumstance, or condition which would create a Material Adverse Effect upon any of the Assets, in Buyer’s reasonable discretion and such Material Adverse Effect cannot be cured by Sellers within thirty (30) days of such notice.

(d)At any time before the Closing, by Sellers (if Sellers are not then in material breach of any provision of this Agreement), by written notice to Buyer, if Buyer has materially breached its Buyer’s and CANN’s Statements of Facts or covenants under this Agreement and the breach does result in the failure of any condition set forth in Article VI and such breach cannot be cured by Buyer within thirty (30) days of such notice.

(e)If the Closing shall not have been consummated by 11:59 p.m. Mountain Time on the eighteen month anniversary of the Signing Date (the “Drop Dead Date”); provided, that such Drop Dead Date may be extended upon written consent of all parties to this Agreement.

8.2Effect of Valid Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except as provided herein, provided, however, that Article I, Section 8.2, and Article X will survive any such termination.

ARTICLE IX

LIMITATIONS ON LIABILITY, THIRD-PARTY CLAIMS, AND ARBITRATION

9.1Indemnity. From and after the initial Closing:

(a)Each Seller, jointly and severally, shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of any Losses which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

i.

any breach by any Seller as of the Closing (as though made on and as of the Closing except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Seller’s Statements of Fact (taking into account Sellers’ Disclosure Schedule).

ii.	any breach of any covenant or agreement of any Seller contained in this Agreement.

iii.	any Pre-Closing Taxes.

iv.

the operation or use of the Assets, the Assumed Liabilities before Closing, and other liabilities relating to the ownership the Assets by the applicable Sellers prior to the Closing; provided, however, that this clause (iv) shall not cover items for which Seller has a right to indemnification pursuant to this Article IX.

v.	any Excluded Assets or any Excluded Liabilities of the Sellers.

(b)Buyer and CANN shall indemnify, defend, and hold Sellers and each of their Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay on behalf of or reimburse any such Seller Indemnified Party in respect of any Losses which such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

i.

any breach as of the Closing (as though made on and as of the Closing Date except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Buyer’s and CANN’s Statements of Fact;

ii.

any breach of any covenant or agreement of Buyer or CANN contained in this Agreement including, for the avoidance of doubt, Sellers’ costs and expenses incurred in collecting the consideration contemplated in Section 2.2(b); and

iii.

the operation or use of the Assets or the Assumed Liabilities on or after the Closing, and other liabilities relating to the ownership or use of the Assets by the Buyer on or after the Closing; provided, however, that this clause (iii) shall not cover items for which Buyer has a right to indemnification pursuant to this Article IX.

(c)If a Buyer Indemnified Party suffers any Loss for which a Seller is obligated to indemnify pursuant to this Article IX, then the equity holders of such Seller who receive CANN Shares may, in their sole discretion (subject to Section 5.11(h), indemnify Buyer (i) through a payment of cash, (ii) by delivery of CANN Shares held by such equity holders of such Seller, or (iii) through  a combination of cash payment and delivery of CANN Shares.  If the equity holders of such Seller choose to make all or a portion of any indemnification payment to Buyer with CANN Shares, then such equity holders of such Seller shall provide to Buyer such number of CANN Shares calculated by (A) for the first 18 months after the first Closing, dividing (i) the amount of the applicable Losses to which such indemnification obligation relates (less any amount of such Loss to be paid by such Seller in cash) by (ii) the greater of (I) the per share fair market value of a CANN Share as at the time when Seller is obligated to indemnify Buyer pursuant to this Article IX and (II) $0.89 per share; and (B) at all times after the 18-month anniversary of the first Closing, dividing (i) the amount of the applicable Losses to which such indemnification obligation relates (less any amount of such Loss to be paid by such Seller in cash) by (ii) the per share fair market value of a CANN Share as at the time when Seller is obligated to indemnify Buyer pursuant to this Article IX.

(d)All payments made pursuant to Article IX shall be treated by the parties and their Affiliates as adjustments to the purchase price paid for the Assets under this Agreement.

9.2Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)Seller’s Statements of Fact and Buyer’s and CANN’s Statements of Fact will survive the Closing until the date that is 18 months from the Closing Date, except for Sections 3.1, 3.2, 3.3(a), 3.5, 3.7, 3.11 3.12, 4.1, 4.2, 4.3(a) and 4.6, which shall survive until sixty (60) days after the applicable statute of limitations in respect thereof has expired. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b)Buyer shall give written notice to Sellers within a reasonable period of time after becoming aware of any breach by Sellers of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than 3 days after becoming aware of such breach.

(c)Sellers shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any statement of fact, covenant, agreement or obligation in this Agreement, but in any event no later than 3 days after becoming aware of such breach.

(d)the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e)The Sellers liability with respect to Section 9.1(a)(i) and 9.1(a)(iv) is limited to Losses incurred or suffered by Buyer in an amount not to exceed 25% of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply with respect to (A) breaches by such Seller of Sections 3.1 (Sellers’ Organization), 3.2 (Authority), 3.5 (Broker), 3.7 (Taxes) or 3.11 (Environmental Matters) (each, a “Fundamental Representation”); or (B) Losses relating to claims arising out of fraud.

(f)Buyer’s liability with respect to Section 9.1(b)(i) is limited to Losses incurred or suffered by the Seller Indemnified Parties in an amount not to exceed the Cap; provided, however, that the Cap shall not apply with respect to breaches by Buyer of Sections 4.1 (Organization). 4.2 (Authority) 4.3(a) (No Conflict) or 4.6 (Broker).

(g)Buyer’s aggregate liability with respect to any provision of this Agreement is limited to the amount of the aggregate Purchase Price; provided, however, that the limitations set forth in this Section 9.2(g) shall not apply with respect to Losses relating to claims arising out of fraud.

(h)Except for (i) Losses relating to the breach or inaccuracy of a Fundamental Representation or (ii) Losses relating to claims arising out of fraud, Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.1(a)(i) or 9.1(a)(iv) until the aggregate amount of all Losses claimed by the Buyer Indemnified Parties in respect of indemnification under Section 9.1(a)(i) exceeds $50,000, in which event Sellers shall be required to pay or be liable for Losses from the first dollar.

(i)The Sellers’ aggregate liability with respect to any provision of this Agreement is limited to Losses incurred or suffered by the Buyer Indemnified Parties not to exceed the Purchase Price actually received by the Sellers; provided, however, that the limitations set forth in this Section 9.2(i) shall not apply with respect to Losses relating to claims arising out of fraud.

(j)Payments by the Party against whom indemnification is requested (the “Responding Party”) pursuant to Section 9.1 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Party seeking indemnification (the “Claiming Party”) in respect of any such claim net of any premium increases. The Claiming Party shall use its commercially reasonable efforts to recover under insurance policies for Losses.

(k)In no event shall any Responding Party be liable to any Claiming Party for any punitive damages, loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (other than penalties imposed by Governmental Authority), or diminution of value or any damages based on any type of multiple.

9.3Procedure with Respect to Third-Party Claims.

(a)If a Party is threatened with or becomes subject to a third party Claim, and such Claiming Party believes it has a claim entitled to indemnification from the Responding Party (as provided in Section 9.1 as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 9.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party (which approval shall not be unreasonably withheld or delayed), and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in all reasonable respects in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c)If written notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s written notice is given pursuant to Section 9.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 9.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon written notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense. For the avoidance of doubt, Tax claims shall be governed by Section 5.11 and not this Section 9.3.

9.4Mandatory Mediation.

(a)Except for Claims arising under Section 5.8 or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.4, will be subject to mandatory mediation prior to the filing of any arbitration action as described in Section 9.5.

(b)The mediator will be selected from the roster of mediators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single mediator within ten days after a demand for mediation is made, then the mediator will be selected by JAG from among its available professionals. The mediation will be held within 45 days of the selection of the mediator. All communications, both written and oral, during mediation are confidential and will be treated as settlement negotiations for purposes of the Colorado Rules of Evidence. The mediation process will be confidential pursuant to terms agreed to by the Parties and the mediator. Each Party shall bear an equal share of any costs and fees associated with mediation, except for legal fees and expenses incurred by the Parties.

(c)If the Parties are unable to resolve a dispute, Claim, interpretation, controversy, or issue of public policy pursuant to this Section 9.4, the Parties shall engage in binding arbitration pursuant to Section 9.5.

9.5Mandatory Binding Arbitration.

(a)Except for Claims arising under Section 5.8 or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.5, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CRAA”).

(b)A panel of three arbitrators (the “Arbitration Panel”) will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of such Arbitration Panel within ten days after a demand for arbitration is made, then the Arbitration Panel will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c)The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 9.4 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d)The Parties waive (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

ARTICLE X

MISCELLANEOUS

10.1No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.2Entire Agreement. This Agreement, including all Exhibits hereto, supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

10.4Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Sellers may not assign any of their rights, interests and obligations hereunder.  Buyer may assign any of its rights hereunder to an entity or entities over which Buyer has control.

10.5Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

10.6Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

10.7Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Buyer:	c/o General Cannabis Corp. 1901 S. Navajo Street Denver, CO 80223 Attn: David R. Fishkin dfishkin@generalcannabis.com

If to Sellers:

Attn:

With a copy to:	600 17th Street, Suite 2800 South Denver, CO 80202
Attention: Jenna Seigel

Email: jenna@caslawfirm.com

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

10.8Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

10.9Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

10.10Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the Arbitration Panel or a court of law.

10.11Specific Performance. The rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if the other Party violates or fails or refuses to perform any covenant or agreement made by it herein, such Party may be without an adequate remedy at law. If a Party violates or fails or refuses to perform any covenant or agreement made by them herein, the other Party may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Article VIII and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 10.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 10.11.

10.12Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or Arbitration Panel to interpret this Agreement as follows:

(a)With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)if an unenforceable provision is modified or disregarded in accordance with this Section 10.12, by holding the rest of the Agreement will remain in effect as written;

(c)by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

10.14Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

10.15Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Sellers may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

10.16Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

10.17MED Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED and any Applicable County. If the MED or an Applicable County determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

10.18Disclosure Schedules. All section headings in the Disclosure Schedules and the Schedule Update correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules and Schedule Update shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules and Schedule Update shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules and Schedule Update is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules or Schedule Update relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules or Schedule Update shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material to or outside the ordinary course of the business, or is required to be disclosed on the Disclosure Schedules or Schedule Update. No disclosure in the Disclosure Schedules or Schedule Update shall be deemed to create any rights in any third party.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

GREEN TREE COLORADO, LLC

By:

Name: Adam Hershey

Title: Interim Chief Executive Officer

TREES CORPORATION

By:

Name: Adam Hershey

Title:   Interim Chief Executive Officer

Name: Allyson Feiler DowningTitle: Manager	Name: Allyson Feiler DowningTitle: Manager
ANCIENT ALTERNATIVES LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	NATURAL ALTERNATIVES FOR LIFE, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
MOUNTAINSIDE INDUSTRIES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	HILLSIDE ENTERPRISES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
GT CREATIONS, LLC By: Allor Holdings, LLC, its Manager By: __________________________ Name: Allyson Feiler Downing Title: Manager

________________________

Allyson Feiler Downing

______________________________

Loree Schwartz

______________________________

Michael Abrams

______________________________

Charlene Dawes

List of Exhibits

Exhibit AAssets

Exhibit BSellers’ Officer’s Certificate

Exhibit CBuyer’s Officer’s Certificate

Exhibit DBill of Sale

Exhibit EProration Statement

Exhibit FList of Excluded Assets

Exhibit GHolders

Exhibit HDisclosure Schedules

Exhibit I-1Employment Agreement with Allyson Feiler Downing

Exhibit I-2Employment Agreement with Loree Schwartz

Exhibit I-3Consulting Agreement with Silverfox LLC

Exhibit I-4Consulting Agreement with CMD Consulting Services, Inc.

EXHIBIT A

ASSETS

Natural Alternatives for Life, LLC – State Medical Cultivation 403-01331

Natural Alternatives for Life, LLC – Berthoud Medical Cultivation

Natural Alternatives for Life, LLC - State Medical Dispensary 402-00859

Natural Alternatives for Life, LLC – Berthoud Medical Dispensary

Natural Alternatives for Life, LLC - State Retail Dispensary 402R-00771

Natural Alternatives for Life, LLC - Berthoud Retail Dispensary

GT Creations, LLC - State Medical MIP 404-00626

GT Creations, LLC – Boulder County Medical MIP MMB-18-0001

GT Creations, LLC - State Retail MIP 404R-00403

GT Creations, LLC – Boulder County Retail MIP RMB-18-0005

Hillside Enterprises, LLC - State Retail Cultivation 403R-01086

Hillside Enterprises, LLC - Boulder County Cultivation RMB-18-0004

Ancient Alternatives, LLC - State Medical Dispensary 402-01085

Ancient Alternatives, LLC - Boulder County Medical Dispensary MMB-15-0001

Ancient Alternatives, LLC - State Retail Dispensary 402R-00535

Ancient Alternatives, LLC - Boulder County Retail Dispensary RMB-15-0013

Ancient Alternatives, LLC – State Medical Cultivation 403-01685

Ancient Alternatives, LLC - Boulder County Medical Cultivation MMB-12-0036

Ancient Alternatives, LLC – State Retail Cultivation 403R-00693

Ancient Alternatives, LLC - Boulder County Retail Cultivation RMB-16-0001

Mountainside Enterprises, LLC - State Retail Cultivation 403R-01217

Mountainside Enterprises, LLC - Boulder County Retail Cultivation RMB-20-0001

Mountainside Enterprises, LLC - State Medical Cultivation 403-01936

Mountainside Enterprises, LLC - Boulder County Medical Cultivation MMB-20-0001

Leases

Ancient Alternatives, LLC – 6859 N Foothills Hwy, D, Boulder CO 80302

Ancient Alternatives, LLC – 12626 N. 107th St, Longmont CO 80513

Natural Alternatives for Life, LLC – 1090 N. 2nd St, Berthoud CO 80504

GT Creations, LLC – 6859 N Foothills Hwy, E-100, Boulder CO 80302

Mountainside Enterprises, LLC – 6859 N Foothills Hwy, A, Boulder CO 80302

Hillside Enterprises, LLC – 6859 N Foothills Hwy, E-200, Boulder CO 80302

Working Capital

Working Capital in the amount set forth in Section 6.9.

Inventory

Other than any Excluded Asset, any and all inventory.

Equipment, Machinery, Furniture, Fixtures, Business Personal Property

•Other than any Excluded Asset, any and all machinery, equipment, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by the Sellers.

Intellectual Property

List of all Trademarks and Service marks

GREEN TREE MEDICINALS (Design), U.S. Serial No. 88490001, International Class 41:  “educational services, namely, providing online instruction in the field of the history of cannabis; providing information, news, and commentary in the field of current events relating to cannabis, marijuana, and hemp; providing information in the field of the history of cannabis including its origins.”

It was filed in the name of Natural Alternatives for Life, LLC, having an address of 854 Terrace Circle North, Boulder, CO 80304 and has been used since 2012.

FILING RECEIPT: Trademark for GREEN TREE MEDICINALS: 56323.0004 Serial number 88490001 [IWOV-Active.FID12190557] on June 27, 2019

GREEN TREE MEDICINALS (Design), U.S. Serial No. 88490011, International Class 5: “Retail store services featuring hemp oil; Retail store services featuring body oils, massage oils, skin creams, body care products, salves, serums, creams, and oil for therapeutic purposes; all of the foregoing containing hemp oil or cannabidiol derived from hemp.”

It was filed in the name of Natural Alternatives for Life, LLC, having an address of 854 Terrace Circle North, Boulder, CO 80304 and has been used since 2012.

FILING RECEIPT: GREEN TREE MEDICINALS Trademark Application: 56323.0005 Serial number 88490011 [IWOV-Active.FID12190557] on June 27, 2019

Domain name is: www.GreenTreeMedicinals.com

Host: GoDaddy.com

EXHIBIT B

SELLERS' OFFICER’S CERTIFICATE

This Sellers’ Officer's Certificate is delivered with respect to Article VI of that certain Asset Purchase Agreement dated ________, 2022 (the "APA") by and among Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”), GREEN TREE COLORADO, LLC, a Colorado limited liability company. Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

I, Allyson Feiler Downing, the duly appointed and qualified Manager of Sellers, on behalf of Sellers, hereby certify as follows:

1.

Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, are true and correct in all material respects (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date); and (b) in the case of Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date, such Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects as of the earlier date (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

2.

Each Seller has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Sellers at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate on behalf of Sellers as of the date first written above.

Dated:

Name: Allyson Feiler DowningTitle: Manager	Name: Allyson Feiler DowningTitle: Manager
ANCIENT ALTERNATIVES LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	NATURAL ALTERNATIVES FOR LIFE, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
MOUNTAINSIDE INDUSTRIES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	HILLSIDE ENTERPRISES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
GT CREATIONS, LLC By: Allor Holdings, LLC, its Manager By: __________________________ Name: Allyson Feiler Downing Title: Manager

EXHIBIT C

BUYER'S AND CANN’S OFFICER'S CERTIFICATE

This Buyer's and CANN’s Officer's Certificate is delivered with respect to Article VII of that certain Asset Purchase Agreement dated                , 2022 (the “APA”), by and among Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”),  GREEN TREE COLORADO, LLC, a Colorado limited liability company (“Buyer”), and TREES CORPORATION, a Colorado corporation (“CANN”). Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

I, Adam Hershey, the duly appointed and qualified Interim Chief Executive Officer of Buyer and the Interim Chief Executive Officer of CANN, hereby certify as follows:

1.

Buyer's and CANN’s Statements of Fact are true and correct in all material respects (other than those Buyer’s and Cann’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects)  on and as of the Closing as though made on and as of the Closing (other than those of Buyer’s and CANN’s Statements of Fact that speak to an earlier date); and (b) in the case of those of Buyer’s and CANN’s Statements of Fact that speak as to an earlier date, such Buyer’s and CANN’s Statements of Fact will be true and correct in all material respects as of the earlier date (other than those Buyer’s and CANN’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

2.	Buyer has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Buyer at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate on behalf of Buyer and CANN as of the date first written above.

Dated:

GREEN TREE COLORADO, LLC

By:

Name: Adam Hershey

Title:   Interim Chief Executive Officer

TREES CORPORATION

By:

Name: Adam Hershey

Title:   Interim Chief Executive Officer

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is entered into on __________, 2022, by Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”), for the benefit of GREEN TREE COLORADO, LLC, a Colorado limited liability company ("Buyer").

Recitals

A.	Sellers and Buyer, among others, entered into that certain Asset Purchase Agreement dated _______, 2022 (the "APA"), whereby Buyer agreed to purchase the Assets from Sellers; and

B.	Capitalized terms not defined herein have the respective meanings ascribed to them in the APA.

NOW THEREFORE, Sellers certifies as follows:

Terms

1.

Sale of Assets. In accordance with the terms and conditions of the APA, Sellers hereby sells, transfers, conveys, assigns and delivers unto Buyer all of the Assets subject to the APA, free and clear of all Liens.

2.	Title. Sellers have good and marketable title to the Assets, free and clear of all Liens, and Buyer hereby receives such good and marketable title thereto.

3.

Warranty. Sellers shall warrant and defend the sale, transfer, conveyance, assignment and conveyance of the Assets hereunder against each and every person or persons claiming against any or all of the same.

4.

Further Assurances. Sellers shall take all steps necessary to put Buyer in actual possession and operating control of the Assets, including by executing and delivering, or causing to be executed and delivered, such further instruments or documents of transfer, assignment and conveyance, or by taking such other actions as may be reasonably requested in writing by Buyer.

5.

Independent Covenants. This Bill of Sale is subject in all respects to the terms and conditions of the APA. Nothing contained in this Bill of Sale will be deemed to diminish any of the obligations, agreements, covenants, or statements of fact of Sellers set forth in the APA.

6.	Dispute Resolution. If a dispute arises under this Bill of Sale, such dispute will be settled by in accordance with the provisions set forth in the APA.

7.	Electronic or Fax Signatures. This Bill of Sale may be executed electronically or by fax which will each be effective as original signature.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized representative of Sellers as of the date first above written.

ANCIENT ALTERNATIVES LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	NATURAL ALTERNATIVES FOR LIFE, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
MOUNTAINSIDE INDUSTRIES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager	HILLSIDE ENTERPRISES, LLC By: _____________________________ Name: Allyson Feiler Downing Title: Manager
GT CREATIONS, LLC By: Allor Holdings, LLC, its Manager By: __________________________ Name: Allyson Feiler Downing Title: Manager

EXHIBIT E

PRORATION STATEMENT

EXHIBIT F

LIST OF EXCLUDED ASSETS

Artwork in Corporate office located at 6859 N. Foothills Hwy, E-200, Boulder CO 80303

Artwork in Distribution Center located at 5565 Arapahoe Ave, Suite G, Boulder CO 80304

Macbook Pro 16”

Mercedes Sprinter Van

All physical inventory, including cannabis biomass, extracted concentrates, distilled oil, finished or unfinished inventory, or other cannabis-related material at the MIP located at 6859 N. Foothills Hwy, Building E-100, Boulder CO 80302 that is property of Green Treets, Inc. or a third-party processing material with Green Treets, Inc.

All ingredients, input materials, and components of Green Treets, Inc. recipes.

Any and all patents held by Potent Nano, PotentNano, Nano Son Sol, NanoSonSol, or Pot Shots

Any and all licensed products owned by Potent Nano, PotentNano, Nano Son Sol, NanoSonSol, or Pot Shots

Any and all formulations, recipes, SOP's and ingredients owned by Potent Nano, PotentNano, Nano Son Sol, NanoSonSol, Pot Shots

QSonica 700CA located at 6859 N. Foothills Hwy, E-100, Boulder CO 80302

Mini DeBee 45 Ultra-High Pressure Homogenizer located at 6859 N. Foothills Hwy, E-100, Boulder CO 80302

Izon TRPS Nanobiological Testing Instrument located at 6859 N. Foothills Hwy, E-100, Boulder CO 80302

The trademark: Green Treets

Any and all patents and pending patents of Green Treets, Inc.

Any and all licensed products owned by Green Treets, Inc.

Any and all formulations, recipes, SOP's and ingredients owned by Green Treets Inc.

Domain and hosting of GreenTreets.com

Domain and hosting of GreenTreetsCBD.com

Domain and hosting of TreetsCannabis.com

Domain and hosting of RapiDoseTech.com

Domain and hosting of RapiDoseTHC.com

Domain and hosting of RapiDoseInfusion.com

Domain and hosting of RapiDoseCannabis.com

EXHIBIT G

HOLDERS

Allyson Feiler Downing - 7,111,396 CANN SHARES

Loree Schwartz - 6,886,677 CANN SHARES

Michael Abrams – 3,123,381 CANN SHARES

Charlene Dawes – 856,073 CANN SHARES

EXHIBIT H

DISCLOSURE SCHEDULES

See attached.

EXHIBIT I-1

EMPLOYMENT AGREEMENT WITH ALLYSON FEILER DOWNING

See attached.

EXHIBIT I-2

EMPLOYMENT AGREEMENT WITH LOREE SCHWARTZ

See attached.

EXHIBIT I-3

CONSULTING AGREEMENT WITH SILVERFOX LLC

See attached.

EXHIBIT I-4

CONSULTING AGREEMENT WITH CMD CONSULTING SERVICES, INC.

See attached.